Exhibit 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2012

Shreveport, La., May 1, 2012 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2012 of $587,000, an increase of $274,000 compared to net income of $313,000 reported for the three months ended March 31, 2011. The Company’s basic and diluted earnings per share were $0.21 for the quarter ended March 31, 2012, compared to basic and diluted earnings per share of $0.11 for the quarter ended March 31, 2011.

The Company reported net income of $2.1 million for the nine months ended March 31, 2012, an increase of $609,000 compared to $1.5 million for the nine months ended March 31, 2011. The Company’s basic and diluted earnings per share were $0.73 for the nine months ended March 31, 2012, compared to $0.49 for the nine months ended March 31, 2011.

The increase in net income for the three months ended March 31, 2012, resulted primarily from a $788,000, or 45.4%, increase in net interest income and a $395,000, or 91.6%, increase in non-interest income. These changes were partially offset by an increase of $631,000, or 38.1%, in non-interest expense, a $180,000 increase in the provision for loan losses and a $98,000, or 60.9%, increase in income tax expense. The increase in net interest income for the three months ended March 31, 2012, was due to an increase of $763,000, or 30.4%, in total interest income as a result of an increase in volume of interest-earning assets, and a decrease of $25,000, or 3.2%, in interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.75% for the three months ended March 31, 2012, compared to 2.86% for the prior year period. The Company’s net interest margin was 4.11% for the three months ended March 31, 2012, compared to 3.40% for the quarter ended March 31, 2011. The increase in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets for the quarter ended March 31, 2012.

The increase in net income for the nine months ended March 31, 2012, resulted primarily from a $1.9 million, or 35.8%, increase in net interest income and a $426,000, or 20.8%, increase in non-interest income. These changes were partially offset by a $1.3 million, or 28.1%, increase in non-interest expense, a $104,000, or 13.8%, increase in income taxes and a $231,000, or 89.2%, increase in the provision for loan losses. Similar to the increase for the quarter ended March 31, 2012, the increase in net interest income for the nine month period was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets and a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.57% for the nine months ended March 31, 2012, compared to 3.08% for the nine months ended March 31, 2011. The Company’s net interest margin was 3.97% for the nine months ended March 31, 2012, compared to 3.60% for the nine months ended March 31, 2011.  The increase in net interest margin and average interest rate spread is attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank.

The $395,000 increase in non-interest income for the quarter ended March 31, 2012, compared to the prior period was primarily due to an increase of $322,000 in gain on loans held for sale, in addition to increases of $50,000 and $23,000, respectively, in income from bank owned life insurance and other non-interest income. The $426,000 increase in non-interest income for the nine months ended March 31, 2012, compared to the prior year period was primarily due to increases of $382,000 and $158,000, respectively, in gain on loans held for sale and income from bank owned life insurance, partially offset by decreases of $57,000, in both gain on sale of investments and other non-interest income. The Company sells most of its fixed rate mortgage loan originations. The increases in non-interest expense for the quarter and nine months ended March 31, 2012 compared to 2011 were primarily due to increases in compensation and benefits expense of $407,000 and $731,000, respectively, due in part to the hiring of commercial and residential loan officers and other employees in 2011, as well as increases of $41,000 and $166,000, respectively, in occupancy and equipment, $27,000 and $21,000, respectively, in audit and examination fees, $23,000 and $101,000, respectively, in data processing costs, and $80,000 and $222,000, respectively, in legal expenses. The $216,000 provision for loan losses during the three months ended March 31, 2012, an increase of $180,000 over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At March 31, 2012, the Company reported total assets of $266.3 million, an increase of $33.0 million, or 14.1%, compared to total assets of $233.3 million at June 30, 2011.  The increase in assets was comprised primarily of increases in net loans receivable of $28.3 million, or 22.6%, from $125.4 million at June 30, 2011, to $153.7 million at March 31, 2012 and loans held-for-sale of $5.7 million, or 86.4%, from $6.7 million at June 30, 2011 to $12.4 million at March 31, 2012, partially offset by a decrease in investment securities of $3.5 million, or 4.3%, from $80.8 million at June 30, 2011 to $77.3 million at March 31, 2012. The increase in loans held-for-sale primarily reflects an increase in residential mortgage loan originations during the nine months ended March 31, 2012.  In addition, a slight increase in receivables from financial institutions purchasing the Company’s loans held-for-sale contributed to this increase.  The decrease in investment securities was due to sales and principal repayments during the nine months ended March 31, 2012.  After March 31, 2012, $3.6 million of mortgage-backed securities designated as held-to-maturity were transferred to the investment securities available for sale category in anticipation of their sale. The gross unrealized gains on these securities at March 31, 2012 were $155,000.

The following table shows total loans originated and sold during the periods indicated.

	Nine Months Ended March 31,
	2012	2011	% Change
Loan originations:	(In thousands)
One- to four-family residential	$120,762	$93,021	29.8%
Commercial — real estate secured (owner occupied and non-owner occupied)	10,016	8,546	17.2%
Multi-family residential	4,751	3,964	19.9%
Commercial business	8,870	12,123	(26.8)%
Land	1,527	5,659	(73.0)%
Construction	30,777	11,340	171.4%
Home equity loans and lines of credit and other consumer	7,860	7,816	00.6%
Total loan originations	184,563	142,469	29.5%
Loans sold	87,520	101,657	(13.9)%

Total deposits increased $31.9 million, or 20.7%, to $185.5 million at March 31, 2012, compared to $153.6 million at June 30, 2011. During the quarter ended March 31, 2012, the Company began to utilize brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit are callable by Home Federal Bank after twelve months. At March 31, 2012, the Company had $4.0 million in brokered deposits. Advances from the Federal Home Loan Bank of Dallas increased $2.4 million, or 9.0%, to $29.3 million at March 31, 2012, from $26.9 million at June 30, 2011.  At March 31, 2012, the Company had $14,000 of non-performing assets compared to $114,000 of non-performing assets, or 0.05% of total assets, at June 30, 2011, consisting of single-family residential loans at both periods.

Shareholders’ equity decreased $789,000, or 1.5%, to $50.4 million at March 31, 2012, from $51.2 million at June 30, 2011.  The primary reasons for the decrease in shareholders’ equity from June 30, 2011, were the acquisition of treasury stock of $1.3 million, the acquisition of common stock for the company’s recognition and retention plan trust in the amount of $1.1 million, dividends paid of $549,000 and a decrease in the Company’s accumulated other comprehensive income of $241,000. These decreases in shareholders’ equity were partially offset by net income of $2.1 million for the nine months ended March 31, 2012, proceeds from the issuance of common stock from the exercise of stock options of $168,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $159,000.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	June 30,
ASSETS	2012	2011
	(Unaudited)
Cash and cash equivalents	$10,866	$9,599
Securities available for sale at fair value	72,045	75,039
Securities held to maturity (fair value March 31, 2012: $5,376; June 30, 2011: $5,638)	5,221	5,725
Loans held-for-sale	12,399	6,653
Loans receivable, net of allowance for loan losses (March 31, 2012: $1,332; June 30, 2011: $842)	153,717	125,371
Other assets	12,036	10,933

Total assets	$266,284	$233,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$185,452	$153,616
Advances from the Federal Home Loan Bank of Dallas	29,299	26,891
Other liabilities	1,139	1,630

Total liabilities	215,890	182,137

Shareholders’ equity	50,394	51,183

Total liabilities and shareholders’ equity	$266,284	$233,320

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Total interest income	$3,270	$2,507	$9,370	$7,587
Total interest expense	746	771	2,333	2,405
Net interest income	2,524	1,736	7,037	5,182
Provision for loan losses	216	36	490	259
Net interest income after provision for loan losses	2,308	1,700	6,547	4,923
Non-interest income	826	431	2,471	2,045
Non-interest expense	2,288	1,657	6,094	4,757
Income before income taxes	846	474	2,924	2,211
Income taxes	259	161	855	751

NET INCOME	$587	$313	$2,069	$1,460

EARNINGS PER SHARE
Basic	$0.21	$0.11	$0.73	$0.49
Diluted	$0.21	$0.11	$0.73	$0.49

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.75%	2.86%	3.57%	3.08%
Net interest margin	4.11%	3.40%	3.97%	3.60%
Return on average assets	0.90%	0.59%	1.10%	0.97%
Return on average equity	4.61%	2.47%	5.43%	4.74%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	*	0.05%	*	0.05%
Allowance for loan losses as a percent of total loans receivable	0.86%	0.65%	0.86%	0.65%
____________
*      Not meaningful
(1)      Ratios for the three and nine month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	Daniel R. Herndon President and Chief Executive Officer James R. Barlow Executive Vice President and Chief Operating Officer (318) 222-1145

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